Exhibit 10.2

VARIABLE CAPACITY RIGHTS AGREEMENT

This Variable Capacity Rights Agreement (this “Agreement”) dated June 24, 2010 and effective as of July 1, 2010 (the “Effective Date”), is by and between Cheniere Energy Investments, LLC, a Delaware limited liability company (“Investments”), and Cheniere Marketing, LLC, a Delaware limited liability company (“CMI”). Investments and CMI are referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, pursuant to that certain Assignment and Assumption Agreement (the “Assignment Agreement”) effective as of the Effective Date, among CMI, Investments and Sabine Pass LNG, L.P. (“Sabine”), CMI assigned to Investments all of CMI’s rights, titles and interests in (i) that certain Amended and Restated LNG Terminal Use Agreement by and between CMI and Sabine dated as of November 9, 2006, as amended by that certain Amendment of LNG Terminal Use Agreement, dated June 25, 2007 (as amended, the “TUA”), subject to CMI’s prior surrender to Sabine of the rights to utilize Services and any related reception, storage or regasification capacity at the Sabine Pass Facility pursuant to the Surrender of Capacity Rights Agreement dated as of March 26, 2010 and effective as of April 1, 2010 by and between CMI and Sabine (the “Surrender Agreement”), and (ii) the Surrender Agreement; and Investments accepted such assignment and assumed all of CMI’s obligations accruing under the TUA and the Surrender Agreement on and after the Effective Date; and

WHEREAS, under the Surrender Agreement, CMI has surrendered certain of its rights to utilize Services under the TUA to Sabine sufficient to permit Sabine to provide to JPMorgan LNG Co. (“LNGCo”) the capacity rights granted by Sabine to LNGCo pursuant to that certain Capacity Rights Agreement, dated March 26, 2010 and effective as of April 1, 2010 by and between LNGCo and Sabine, and amended and restated on the date hereof (as amended and restated, the “Capacity Rights Agreement”); and

WHEREAS, under the TUA and subject to the Surrender Agreement, Investments has the right to utilize the Services and other rights at the Sabine Pass Facility (as such term is defined in the TUA); and

WHEREAS, Investments desires that CMI undertake on the behalf of Investments, subject to certain limitations, to commercialize the rights of Investments under the TUA to the extent neither CMI nor Investments is obligated to the contrary under any of the LNGCo Agreements or any other agreements from time to time in effect; and

WHEREAS, Investments and CMI desire to enter into an agreement that will grant to CMI, subject to certain limitations, the right to utilize the Services and other rights at the Sabine Pass Facility available under the TUA and not otherwise surrendered to Sabine under the Surrender Agreement or granted to third parties as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Defined terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the TUA.

“Assignment Agreement” has the meaning set forth in the first Whereas clause of this Agreement.

“Available Cash” has the meaning set forth in the Limited Partnership Agreement.

“Capacity Rights Agreement” has the meaning set forth in the second Whereas clause of this Agreement.

“CMI” has the meaning set forth in the Preamble.

“Common Units” has the meaning set forth in the Limited Partnership Agreement.

“Conflicts Committee” means the Conflicts Committee of the Board of Directors of Cheniere Energy Partners GP, LLC, the general partner of the Partnership, as such committee is so designated.

“Effective Date” has the meaning set forth in the Preamble.

“GDF Agreements” means the Master Ex-Ship LNG Sales Agreement between CMI and Gaz de France International Trading S.A.S dated April 26, 2007 and the GDF Transatlantic Option Agreement dated April 26, 2007 by and between CMI and Gaz de France International Trading S.A.S.

“Initial Quarterly Distribution” has the meaning set forth in the Limited Partnership Agreement.

“Investments” has the meaning set forth in the Preamble.

“Investments Third Party TUA” has the meaning set forth in Section 2.3.

“Limited Partnership Agreement” means the First Amended and Restated Limited Partnership Agreement of Cheniere Energy Partners, L.P. dated March 26, 2007, as the same may be amended, modified or supplemented from time-to-time.

“LNG Purchase Agreement” has the meaning set forth in the Services Agreement.

“LNGCo” has the meaning set forth in the second Whereas clause of this Agreement.

“LNGCo Agreements” means the Services Agreement, the Capacity Rights Agreement, the Surrender Agreement and the Tri-Party Agreement.

“LNGCo Scheduled Delivery Notice” has the meaning set forth in the Capacity Rights Agreement.

“LNGCo Scheduled Delivery Volume” has the meaning set forth in the Capacity Rights Agreement.

“LNGCo TUA” has the meaning set forth in the Capacity Rights Agreement.

“Maximum Capability” means, at any time during the Term, the Services and other rights to the maximum extent available to Investments under the TUA; provided, however, that the Maximum Capability shall not include any Services to the extent such Services are surrendered to Sabine under the Surrender Agreement.

“Partnership” means Cheniere Energy Partners, L.P., a Delaware limited partnership.

“Permit” means, without limitation, any permit, exemption, approval, license, consent, authorization, certification, concession, order, easement, or other right that is required by any applicable Governmental Authority for the activities in question.

“Sabine” has the meaning set forth in the first Whereas clause of this Agreement.

“Services Agreement” means that certain LNG Services Agreement dated as of March 26, 2010 and effective as of April 1, 2010 by and between CMI and LNGCo, as amended by Amendment No. 1 to LNG Services Agreement dated as of the date hereof.

“Surrender Agreement” has the meaning set forth in the first Whereas clause of this Agreement.

“Term” means the period beginning on the Effective Date and ending as provided in Section 6.1.

“Term Purchase TUA” has the meaning set forth in the Tri-Party Agreement.

“Third Party TUA” has the meaning set forth in the Tri-Party Agreement.

“Tri-Party Agreement” means that certain Tri-Party Agreement dated as of the date hereof by and among Investments, LNGCo and Sabine.

“TUA” has the meaning set forth in the first Whereas clause of this Agreement. The TUA is attached hereto as Exhibit A.

“TUA Utilization Notice” has the meaning set forth in Section 2.2.

1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (iv) the terms “modified” and “amended” and derivative or similar words shall mean amended, supplemented, waived or otherwise modified, (v) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement, (vi) the word “including” shall mean “including, without limitation,” whether or not so specified, and (vii) the word “or” shall be disjunctive but not exclusive.

(b) Except as otherwise provided herein, references to agreements and other documents shall be deemed to include all subsequent modifications thereto or replacements thereof.

(c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

ARTICLE II

GRANT OF CAPACITY RIGHTS

2.1 Investments Grant of Terminal Capacity Rights to CMI.

(a) On the terms and subject to the conditions set forth in this Agreement, Investments hereby grants to CMI the right to utilize the Services, such rights to be upon the same terms and conditions in the TUA, and any related reception, storage or regasification capacity at the Sabine Pass Facility required to regasify, store, transport and deliver LNG set forth in a TUA Utilization Notice, such utilization to be subject to:

(i) the terms and conditions contained in the TUA, including being subject to (A) the rights of Sabine (including, upon delivery of an LNGCo Scheduled Delivery Notice, the automatic surrender to Sabine of the right to utilize the Services and any related reception, storage or regasification capacity at the Sabine Pass Facility required to regasify, store, transport and deliver the LNGCo Scheduled Delivery Volume set forth in such LNGCo Scheduled Delivery Notice at the Sabine Pass Facility) under the Surrender Agreement, (B) any Investments Third Party TUA covered by a notice delivered pursuant to Section 2.3 and (C) any prior delivered TUA Utilization Notices (except as otherwise provided in the penultimate sentence of Section 2.1(b)); and

(ii) the approval of Investments for any transactions having an expected or stated term of twelve (12) or more months, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) The exercise of the utilization right set forth in Section 2.1(a) shall be deemed to become automatically effective, without further action by Investments or CMI, upon delivery of a TUA Utilization Notice by CMI to Sabine and Investments, as provided in Section 2.2. When any LNG associated with a TUA Utilization Notice has been regasified and delivered to a Delivery Point by Sabine, the portion of the utilization rights applicable to such LNG shall revert automatically to Investments without any action by Investments or CMI. At no time shall the utilization rights granted to CMI under this Agreement exceed the Maximum Capability; provided, however, that, for purposes of this sentence, the Maximum Capability shall be reduced by (i) any Services proposed to be covered by any Investments Third Party TUA that is the subject of a notice delivered by Investments pursuant to Section 2.3 and (ii) any Services covered by delivered TUA Utilization Notices (except as otherwise provided in the penultimate sentence of this Section 2.1(b)).

2.2 Notices. From time-to-time during the Term, CMI may deliver written notice (a “TUA Utilization Notice”) to Sabine and Investments setting forth the Services to be utilized by CMI or a third party (which utilization may extend beyond the Term) and the date CMI or such third party will be utilizing such Services or other rights granted to CMI under Section 2.1. A TUA Utilization Notice shall note the relevant information pertaining to CMI’s or such third party’s utilization of Services at the Sabine Pass Facility, including the anticipated volume of any LNG to be delivered to the Sabine Pass Facility. Subject to the last sentence of Section 2.1(b), there shall be no limit on the number of TUA Utilization Notices that may be delivered by CMI during the Term. Each TUA Utilization Notice shall include the then current Guaranteed Minimum Capacity.

2.3 Investments Third Party Terminal Use Agreement. During the Term, Investments may enter into terminal use agreements with non-Affiliated third parties (each an “Investments Third Party TUA”) upon the following terms and conditions:

(a) an Investments Third Party TUA shall comply with any applicable requirements under the Tri-Party Agreement, including, if applicable, the execution and delivery of an operations coordination agreement in form and substance reasonably satisfactory acceptable to the parties thereto;

(b) an Investments Third Party TUA shall provide that the counterparty thereto pay or reimburse Sabine or Investments for a pro-rata portion of the Sabine Taxes and New Regulatory Costs;

(c) Investments shall provide written notice to CMI at least one hundred eighty (180) days prior to entering into an Investments Third Party TUA that Investments intends to enter into an Investments Third Party TUA, which notice shall include the name of the proposed counterparty to the proposed Investments Third Party TUA, the proposed effective date of the Investments Third Party TUA, and the material terms of the proposed Investments Third Party TUA (including the maximum gas redelivery rate); and

(d) if Investments enters into an Investments Third Party TUA that is permitted under this Section 2.3, Investments shall provide written notice to CMI instructing CMI that the amount of send-out capacity granted to CMI hereunder shall be reduced by the amount of send-out capacity granted under the Investments Third Party TUA.

2.4 Grant of Rights to Third Parties under TUA.

(a) Investments may not assign, transfer, amend, modify or supplement the TUA or otherwise grant a third party the right to utilize the Services (except as expressly permitted under Section 2.3) without the prior written consent of CMI, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) CMI may not grant a third party the right to use Services or any other rights under the TUA (except as expressly permitted under Sections 2.1 and 2.2) without the prior written consent of Investments, which consent shall not be unreasonably withheld, conditioned or delayed.

2.5 GDF Agreements.

(a) From and after the expiration of the Term until the expiration of the GDF Agreements, Investments agrees that it shall automatically upon the receipt of the notice specified in this Section 2.5 grant to CMI the rights to utilize the Services and all other rights of Investments as “Customer” under the TUA, such rights to be upon the same terms and conditions in the TUA, and any related reception, storage or regasification capacity at the Sabine Pass Facility required to regasify, store, transport and deliver any Cargo(es) of LNG CMI purchases under the GDF Agreements. As soon as practicable after CMI receives an option exercise notice under the GDF Agreements, CMI shall deliver a written notice to Sabine and Investments setting out the volume of LNG procured by CMI and the anticipated schedule of delivery of such LNG to the Sabine Pass Facility. When the LNG associated with such notice has been regasified and delivered to a Delivery Point by Sabine, the portion of the rights granted under this Section 2.5 shall revert automatically to Investments without any action by Investments or CMI.

(b) CMI shall act as Investments’ Scheduling Representative for purposes of Article 5 of the TUA with respect to any Cargo(s) to be delivered to the Sabine Pass Facility in connection with the GDF Agreements. CMI shall perform such duties in a commercially reasonable manner.

(c) CMI shall pay Investments a fee for each Cargo delivered to the Sabine Pass Facility pursuant to this Section 2.5 equal to eighty percent (80%) of the expected positive gross margin to be received with respect to such Cargo. The expected positive gross margin shall be calculated by CMI in a manner consistent with the manner in which CMI values such transaction on a mark-to-market basis in its own risk management systems, and considering CMI’s cost of capital. Such fee shall be paid to Investments within twenty-five (25) Business Days after delivery of the applicable Cargo to the Sabine Pass Facility.

(d) This Section 2.5 shall be binding on the successors and assigns of Investments. Investments shall cause any assignment of its rights under the TUA (including a party to an Investments Third Party TUA) to be subject to CMI’s rights under this Section 2.5. This Section 2.5 shall survive termination or expiration of this Agreement until expiration of the GDF Agreements; provided, that, CMI shall continue to have the rights provided in this Section 2.5 for any volumes of LNG specified in a notice received by Sabine pursuant to this Section 2.5 which has not been delivered to the Sabine Pass Facility prior to expiration of the GDF Agreements or which has been delivered, but not yet regasified and delivered to a Delivery Point prior to expiration of the GDF Agreements.

(e) Subject to Investments compliance with the terms of this Section 2.5, CMI shall be solely responsible for its compliance with, and performance of, the GDF Agreements and for the compliance of such performance with the terms and conditions of the TUA, and shall be responsible for all liabilities and obligations arising under the GDF Agreements.

(f) The GDF Agreements shall not be amended or modified in a manner that would adversely affect Investments without the prior written consent of Investments, which consent shall not be unreasonably withheld, conditioned or delayed.

2.6 Scheduling Representative. During the Term, CMI shall act as Investments’ Scheduling Representative for purposes of Article 5 of the TUA. After the Term, CMI shall act as Investments’ Scheduling Representative for purposes of Article 5 of the TUA with respect to any Cargo(s) to be delivered to the Sabine Pass Facility in connection with transactions entered into by CMI that extend beyond the Term. CMI shall perform such duties in a commercially reasonable manner.

2.7 Services Provided by CMI. During the Term and subject to the terms of this Agreement, CMI shall use reasonable commercial efforts, at its sole expense, to commercialize the rights of Investments under the TUA to the extent neither CMI nor Investments is obligated to the contrary under the LNGCo Agreements, any Investments Third Party TUAs or any TUA Utilization Notices. The term of the Services Agreement shall not be extended without the prior written consent of Investments, which consent shall not be unreasonably withheld, conditioned or delayed.

2.8 Services Agreement. During the Term, the Services Agreement shall not be amended or modified in a manner that would adversely affect Investments without the prior written consent of Investments, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE III

FEES AND PAYMENT TERMS

3.1 Capacity Fee.

(a) In consideration of the rights granted by Investments to CMI in Section 2.1, CMI shall pay Investments during the Term:

(i) a fee for each Cargo delivered on behalf of LNGCo or CMI to the Sabine Pass Facility equal to eighty percent (80%) of the expected positive gross margin to be received with respect to such Cargo; plus

(ii) an amount, if any, equal to the shortfall between Available Cash and the distribution of the Initial Quarterly Distribution to the Common Units in respect of any quarter in any year referenced below; provided, however, that the fee payable pursuant to this Section 3.1(a)(ii) for any such year shall not exceed the amount opposite such year in the table below:

Year	Amount
7/1/10 - 6/30/11	$200,000
7/1/11 - 6/30/12	$1.0 million
7/1/12 - 6/30/13	$1.3 million
7/1/13 - 6/30/14	$1.4 million
7/1/14 - 6/30/15	$1.6 million
On and after 7/1/15	0

(b) The expected positive gross margin referenced in Section 3.1(a)(i) shall be calculated by CMI in a manner consistent with the manner in which CMI values such transaction on a mark-to-market basis in its own risk management systems, and considering CMI’s cost of capital. The fee payable pursuant to Section 3.1(a)(i) shall be paid to Investments within twenty-five (25) Business Days after delivery of the applicable Cargo to the Sabine Pass Facility.

(c) The fee, if any, payable pursuant to Section 3.1(a)(ii) shall be paid to Investments quarterly within forty (40) days after the applicable quarter.

3.2 Sabine Taxes and New Regulatory Costs. CMI shall reimburse Investments for Sabine Taxes and New Regulatory Costs paid by Investments during the Term pursuant to Section 4.2 of the TUA or paid by Investments after the Term in respect of transactions covered by TUA Utilization Notices having a term ending after the Term; provided, however, that CMI shall not be responsible for any Sabine Taxes and New Regulatory Costs (i) reimbursable to Investments or Sabine under any Third Party TUA or any Investments Third Party TUA or (ii) paid by the counterparty to any Third Party TUA or any Investments Third Party TUA.

3.3 Disputes. Should there be a dispute as to the accuracy of a billed amount, the Parties shall pay all undisputed amounts with respect thereto, but shall be entitled to withhold payment of any amount in dispute and shall promptly notify the other Party of such disputed amount. The disputing Party shall provide the other Party with records relating to the disputed amount so as to enable the Parties to resolve the dispute. A disputed payment shall be paid promptly following the resolution of the dispute to the extent of any amount determined to be due and owing.

3.4 Payment Netting. The Parties shall net all undisputed amounts due and owing, and/or past due, arising under this Agreement such that the Party owing the greater amount shall make a single payment of the net amount to the other Party.

3.5 Guarantee. CMI shall provide a guarantee from Cheniere Energy, Inc. of CMI’s obligations hereunder in the form attached hereto as Exhibit B.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Representations of the Parties. On the Effective Date, each Party represents and warrants to the other Party that:

(a) the representing Party is duly organized, validly existing and in good standing as a limited liability company or other entity under the laws of the state of its formation or organization;

(b) neither the execution and delivery by the representing Party of this Agreement, nor the consummation by such Party of any of the transactions under this Agreement requires the consent or approval or the giving of notice to, the registration with, the recording or filing of any document with or the taking of any other action in respect of, any Governmental Authority, except those which have been obtained and are in full force and effect and those which are not material;

(c) the representing Party has the requisite organizational power and authority to, and has taken all organizational action necessary to, execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations contained herein, and no other organizational proceedings on the part of such Party are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby;

(d) this Agreement has been duly executed and delivered by the representing Party and is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity; and

(e) none of the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby or compliance with any of the provisions hereof will result in (i) a violation of or a conflict with any provision of the organizational documents of the representing Party, (ii) a violation of, a conflict with, a breach of, or a default under (with or without notice or passage of time), the termination or acceleration of the performance required by, or the creation of any right of any party to accelerate, modify, terminate or cancel, any material term or provision of any material contract to which such Party is a party or by which any of its assets are bound, (iii) a violation or breach in any material respect of any Applicable Law applicable to the representing Party, or (iv) the representing Party being required to obtain any material consent, waiver, agreement, Permit or approval or material authorization of, or material declaration, filing, notice or registration to or with, or material assignment by, any third party other than a Governmental Authority.

4.2 Representation of CMI. On the Effective Date, CMI represents and warrants to Investments that:

(a) there are no events that constitute, or with the giving of notice or the passage of time or both would constitute, a breach or default by CMI of its obligations under the TUA; and

(b) except as provided in the TUA, there are no costs or expenditures that Investments will incur or be responsible for under the TUA after the Effective Date that CMI is not incurring or responsible for prior to the Effective Date.

ARTICLE V

LIMITATION OF LIABILITY; TAXES

5.1 Limitation of Liability. NEITHER OF THE PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE OR OF DATA, INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHETHER UNDER THIS AGREEMENT OR OTHERWISE IN CONNECTION WITH SUCH PARTY’S OR ANY OF ITS AFFILIATES’ PERFORMANCE OR NONPERFORMANCE HEREUNDER.

5.2 Taxes. Except as provided in Section 3.2, neither Party shall have any liability for, and neither Party shall be obligated to pay for, (i) any property taxes or any sales or use taxes or other excise taxes of any kind or type applicable to the property of the other Party or any of its Affiliates, (ii) any income, capital gains or similar taxes applicable to the other Party, or (iii) any franchise taxes, business occupation taxes, gross receipts taxes, goods and services taxes or any other business privilege taxes of any kind or type applicable to the other Party or any of its Affiliates for the privilege of doing business in the jurisdiction of the Governmental Authority imposing the tax.

ARTICLE VI

TERM AND TERMINATION

6.1 Term. The term of this Agreement shall be that period of time extending from the Effective Date and continuing until the earliest of (a) the termination of the TUA, (b) expiration of the Initial Term of the TUA, (c) the termination of this Agreement by either party pursuant to Section 6.2, and (d) the termination of this Agreement by either party pursuant to Section 6.4. Notwithstanding the prior expiration or termination of this Agreement, (a) Section 2.5 and the rights granted to CMI thereunder, and the obligations imposed upon CMI thereunder, shall survive such expiration or termination as provided in Section 2.5, (b) Sections 2.1, 2.2, 2.6, and 3.1 shall survive such expiration or termination with respect to any transactions entered into by CMI that extend beyond the expiration or termination of the Term, and (c) the provisions of Articles III, V, VII, VIII and IX, as applicable, shall survive such expiration or termination.

6.2 Termination Option. Each of CMI and Investments shall have the option to terminate this Agreement in its sole discretion on the second anniversary of the Effective Date and on each anniversary of the Effective Date thereafter by providing the other party written notice of its exercise of such option at least twelve (12) months prior to such termination date; provided, however, that CMI may not terminate this agreement unless the Partnership has cash reserved for distribution to its partners as of the applicable termination date equal to or greater than the applicable amount set forth on Exhibit C. In the event the Partnership does not have such cash reserved on the applicable termination date, the notice of termination delivered by CMI shall be ineffective and this Agreement shall continue on the same terms and conditions.

6.3 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default (“Event of Default”) by a Party under this Agreement:

(a) the failure by such Party to make, when due, any payment required under this Agreement if such failure is not remedied within three (3) Business Days after written notice of such failure is received by such Party; or

(b) the failure by such Party to perform any material covenant or agreement set forth in this Agreement and such failure is not cured within three (3) Business Days after written notice is received by such Party; or

(c) any representation or warranty of such Party proves to have been incorrect in any material respect as of the Effective Date; or

(d) if such Party passes a resolution, commences proceedings or has proceedings commenced against it (which are not stayed within sixty (60) days of service thereof) in the nature of bankruptcy or reorganization resulting from insolvency or for its liquidation of, or the appointment of a receiver, trustee in bankruptcy or liquidator of, its undertaking or assets.

6.4 Rights of the Non-Defaulting Party. When an Event of Default exists, the non-defaulting Party shall have the right to: (a) cause termination of this Agreement, effective upon delivery of a written termination notice to the defaulting Party, but subject to Section 6.5 hereof; (b) suspend performance under this Agreement; (c) withhold any payments due to the defaulting Party under this Agreement; (d) net, setoff, or recoup termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement; and/or (e) pursue any other remedy at law, in equity, or as provided under this Agreement.

6.5 Effect of Termination. Notwithstanding termination of this Agreement, (a) CMI and Investments shall continue to perform any of their respective duties and obligations that arise or accrue during the Term of this Agreement, (b) without limitation of the foregoing, CMI shall continue to have the rights provided in Section 2.1, but subject to the limitations and obligations set forth in this Agreement, for any (i) volumes of LNG specified in a TUA Utilization Notice received by Sabine during the Term which has not been delivered to the Sabine Pass Facility during the Term or which has been delivered, but not yet regasified and delivered to a Delivery Point, and (ii) any transactions entered into by CMI pursuant to the terms hereof that extend beyond the expiration of the Term, and (c) Section 2.5 and the rights granted to CMI thereunder, and the obligations imposed upon the Parties thereunder, shall survive as provided in Section 2.5; together in all such cases with, as may be applicable, the provisions of Articles III, V, VII, VIII, and IX.

ARTICLE VII

AUDIT RIGHTS

Each Party or any of their respective Representatives, has the right, in its sole discretion and at its sole expense and upon at least five (5) Business Days advance notice and during normal working hours, to examine the books and records of the other Party to the extent necessary to verify compliance with the provisions of this Agreement or any related documents and agreements and the transactions contemplated hereby and thereby. If any audit conducted under this Article VII reveals any inaccuracy in any of the fees or other payments hereunder or thereunder, the necessary adjustments in such settlement and the payments thereof will be promptly made and this provision shall survive any termination of this of this Agreement or such longer period as may be required by applicable law.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification.

(a) Subject to the provisions of this Article VIII, CMI shall defend, indemnify and hold Investments and its affiliated companies and their directors, officers, employees and agents harmless from any and all claims, costs, expenses (including reasonable attorneys’ fees), losses, causes of action, damages or liabilities (collectively, “Loss”) arising from, relating to, or in connection with CMI’s performance under this Agreement.

(b) Subject to the provisions of this Article VIII, Investments shall defend, indemnify and hold CMI and its affiliated companies and their directors, officers, employees and agents harmless from any and all Losses arising from, relating to, or in connection with Investment’s performance under this Agreement.

8.2 Notice of Claim. In order to make a claim for indemnification pursuant to Section 8.1, the Party seeking indemnification (the “Indemnified Party”) shall give the other Party (the “Indemnifying Party”) written notice of such claim, which notice shall contain a brief description of the claim and the nature and amount of such Loss, to the extent that the nature and amount thereof are determinable at such time (a “Claim Notice”); provided that a delay in notifying the Indemnifying Party will not relieve it of its obligations pursuant to Section 8.1 so long as the Indemnifying Party is not materially prejudiced by the delay in such notice.

8.3 Control of Defense

(a) Conditions. With respect to the defense of any third party proceeding against or involving an indemnified party in which the claimant seeks only the recovery of a sum of money for which indemnification is provided, at its option the Indemnifying Party may appoint as lead counsel of such defense a legal counsel selected by the Indemnifying Party; provided that before the Indemnifying Party assumes control of such defense it must first (A) enter into an agreement with such Indemnified Party (in form and substance satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible (with no reservation of any rights other than the right to be subrogated to the rights of the indemnified party) for all Losses relating to such proceeding and (B) provide written assurances to the Indemnified Party of the Indemnifying Party’s ability to defend such proceeding and satisfy any judgment with respect thereto.

(b) Exceptions, etc. The Indemnified Party will be entitled to participate in the defense of such claim and to employ separate counsel of its choice for such purpose at its own expense; provided, however, that notwithstanding the foregoing, the Indemnifying Party will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense; provided, further, that the Indemnified Parties shall be entitled to reimbursement of only a single legal counsel for all such Indemnified Parties. The Indemnifying Party will not be entitled to assume control of the defense of such claim, and will pay the reasonable fees and expenses of such single legal counsel retained by the Indemnified Parties, if:

(i) the Indemnified Party reasonably believes that an adverse determination of such proceeding could be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects;

(ii) the Indemnified Party reasonably believes that a conflict of interest exists or could arise which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such proceeding, other than a conflict which may exist due to the underlying nature of the duty to indemnify; or

(iii) a court of competent jurisdiction rules that the Indemnifying Party has failed or is failing to prosecute or defend such claim.

8.4 Settlement of Claims. The Indemnifying Party must obtain the prior written consent of the Indemnified Party (which will not be unreasonably withheld, conditioned or delayed) prior to entering into any settlement of any claim or proceeding or ceasing to defend any claim or proceeding for which indemnification is sought under this Article VIII.

8.5 Payments. Any indemnification payments made pursuant to this Article VIII shall be effected by wire transfer of immediately available funds from the Indemnifying Party’s to an account designated by the applicable Indemnified Party or by delivery of a cashier’s check by the Indemnifying Party to the applicable Indemnified Party.

ARTICLE IX

GENERAL PROVISIONS

9.1 Entire Agreement; Amendment; Waivers; Counterparts.

(a) This Agreement, the Exhibits hereto and all documents contemplated hereunder constitute the entire agreement between the Parties with respect to the matters set forth herein and therein and supersede any and all negotiations, agreements, and expressions of intent, written or oral, prior hereto.

(b) This Agreement may be amended only by written agreement executed by the Parties; provided, however, during the period an affiliate of CMI controls Cheniere Energy Partners GP, LLC, any amendments, modifications or waivers of Articles II, III, and VI, and this Section 9.1(b) that adversely affect Investments shall require the approval of the Conflicts Committee. No waiver by either Party of any one or more defaults by the other Party in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any other default or defaults whether of a like kind or different nature.

(c) This Agreement and any amendment or modification hereof, or waiver hereunder, may be executed and delivered in counterparts, each of which shall be deemed an original, but all of which together shall constitute a single Agreement. This Agreement and signature pages hereto may be delivered by telecopy or other electronic or digital transmission method.

9.2 Binding Effect. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns.

9.3 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by a Party without the prior consent of the other Party to this Agreement; provided that such consent shall not be unreasonably withheld, delayed or conditioned.

9.4 Severability. If any term or provision hereof, or the application thereof to any Person or circumstance, shall to any extent be contrary to any applicable law or otherwise invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it is contrary, invalid or unenforceable shall not be affected thereby and, to the extent consistent with the overall intent hereof as evidenced by this Agreement taken as a whole, shall be enforced to the fullest extent permitted by applicable law.

9.5 Notices and Other Communications. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, (ii) five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested or (iii) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

If to Sabine or Investments:

Cheniere Energy Investments, LLC

700 Milam Street, Suite 800

Houston, Texas 77002

Phone: (713) 375-5000

Fax: (713) 375-6160

Attention: Contract Administration

With a copy to:

Cheniere Energy Investments, LLC

700 Milam Street, Suite 800

Houston, Texas 77002

Phone: (713) 375-5000

Fax: (713) 375-6160

Attention: Contract Administration

If to CMI:	Cheniere Marketing, LLC 700 Milam Street, Suite 800 Houston, Texas 77002 Phone: (713) 375-5000 Fax: (713) 375-6160 Attention: Contract Administration

or to such other address or addresses as the Parties may from time to time designate in writing.

9.6 Governing Law; Venue. The Parties agree that this Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by, construed and enforced in accordance with the laws of the State of New York without regard to principles of conflict of laws (whether of the State of New York or any other jurisdiction).

9.7 JURY TRIAL WAIVER. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

9.8 Third Parties. This Agreement confers no rights, benefits, duties, obligations or liabilities whatsoever upon any Person other than Investments and CMI and does not create, and shall not be interpreted as creating, any standard of care, duty or liability to or for the benefit of any Person other than the contractual duties provided expressly in this Agreement of each Party to the other Party hereto.

9.9 Time of Essence. With regards to all obligations set forth herein, time is of the essence.

9.10 Headings. The headings used for the Articles and Sections herein are for convenience only and shall not affect the meaning or interpretation of the provisions of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement and agreed to be bound hereby.

CHENIERE ENERGY INVESTMENTS, LLC

By:	/s/ Meg A. Gentle
Name:	Meg A. Gentle
Its:	Chief Financial Officer

CHENIERE MARKETING, LLC

By:	/s/ Graham McArthur
Name:	Graham McArthur
Its:	Treasurer

Signature Page to Variable Capacity Rights Agreement